Exhibit 99.1

News Release	Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com

DATE: Feb. 19, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege 918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners Reports Year-End 2013 Financial Results

•	2013 Net Income is $1.07 Billion, $1.45 per Common Unit; Results Impacted by Lower NGL Margins, Extended Outage at Olefins Plant

•	Distributable Cash Flow (DCF) From Partnership’s Operations Up 19% vs. Full-Year 2012; No Special IDR Waiver Required in 4Q

•	Fee-based Revenue Up $209 Million or 8% vs. 2012

•	Continue to Expect More Than 50% Growth in DCF for 2013 vs. 2015 Guidance Period

•	Geismar Startup Delayed Until June; Expect BI Insurance to Substantially Offset Financial Impact

•	Canadian Asset Dropdown Closing Expected End of February

•	Transco Contracts and Adds Large-Scale Atlantic Sunrise Project to Guidance

•	Partnership Reaffirms Guidance for LP per Unit Distribution Growth of Approximately 6% in each of 2014 and 2015

Summary Financial Information	Full Year		4Q
Amounts in millions, except per-unit and coverage ratio amounts.
All income amounts attributable to Williams Partners L.P.	2013	2012	2013	2012
(Unaudited)

Net income	$1,067	$1,232	$211	$291

Net income per common L.P. unit	$1.45	$1.89	$0.12	$0.42

Distributable cash flow (DCF) (1)	$1,771	$1,681	$509	$425
Less: Pre-partnership DCF (2)	—	(192)	—	(20)

DCF attributable to partnership operations	$1,771	$1,489	$509	$405

Cash distribution coverage ratio (1) (3)	.90x	.95x	.92x	.92x

(1)	Distributable Cash Flow and Cash Distribution Coverage Ratio are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(2)	This amount represents DCF from the Gulf Olefins assets during 2012, since these periods were prior to the receipt of cash flows from the assets.
(3)	Includes benefit of IDR waivers of $188 million and $49 million for 2013 and 2012, and $16 million and $25 million for 4Q 2013 and 4Q 2012.

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) announced unaudited 2013 net income of $1.07 billion, or $1.45 per common limited-partner unit, compared with 2012 net income of $1.23 billion, or $1.89 per common limited-partner unit.

The $165 million decrease in 2013 net income was primarily due to $297 million or 39 percent lower natural gas liquid (NGL) margins as well as lost production at the Geismar olefins plant in the third and fourth quarters. The decrease was partially offset by a $209 million, or 8 percent, increase in fee-based revenues and by $50 million of initial insurance recoveries related to the Geismar incident.

For fourth-quarter 2013, Williams Partners reported net income of $211 million, or $0.12 per common limited-partner unit, compared with $291 million, or $0.42 per common limited-partner unit, for fourth-quarter 2012.

The $80 million decrease in fourth-quarter net income was primarily due to $77 million in lost production at the Geismar olefins plant as well as $43 million or 28 percent lower NGL margins. In addition, certain settlement resolutions and higher operating costs related to our rapidly growing Northeast G&P segment reduced net income. The decrease was offset by a $58 million, or 8 percent, increase in fee-based revenues as well as the absence of allocated reorganization-related costs in 2012.

There is a more detailed analysis of the partnership’s businesses later in this news release. Prior-period results throughout this release have been recast to include the results of the Geismar olefins production facility acquired from Williams in November 2012 and to reflect the revised segment reporting resulting from the organizational restructuring effective Jan. 1, 2013.

Distributable Cash Flow & Distributions

For 2013, Williams Partners generated $1.77 billion in DCF attributable to partnership operations, compared with $1.49 billion in DCF attributable to partnership operations in 2012.

For the fourth quarter of 2013, Williams Partners generated $509 million in DCF attributable to partnership operations, compared with $405 million for the fourth quarter of 2012.

The $282 million increase in DCF for the year was driven by growth in fee-based revenues and lower maintenance capital spending primarily on lower required pipeline integrity projects and one time maintenance capital items in 2012 at our regulated entities. Expected business interruption insurance recoveries related to the Geismar olefin plant incident contributed $123 million to DCF in 2013, of which $50 million was received in the third quarter. These factors more than offset $297 million lower NGL margins.

Williams Partners recently announced that it increased its quarterly cash distribution to unitholders to $0.8925 per unit, a 7.9-percent increase over the prior year amount. It is also a 1.7-percent increase over the partnership’s third-quarter 2013 distribution of $0.8775 per unit.

CEO Perspective

Alan Armstrong, chief executive officer of Williams Partners’ general partner, made the following comments:

“In the face of the past year’s challenges presented by the continued decline in NGL margins and the significant and tragic Geismar incident, we continued to focus on significantly growing our fee-based revenues. This growth was steady throughout 2013 and we expect it to grow even faster in 2014 and 2015 as we deliver on major projects for our customers in a safe and reliable manner. Our distributable cash flow was up 19 percent for 2013 and we expect DCF to grow from approximately $800 million to $1.2 billion through the 2015 guidance period. As well, we were able to grow our distributions by approximately 9 percent and are reaffirming guidance for annual distribution growth of 6 percent in each of 2014 and 2015.

“Late in 2013, the partnership placed into service a number of important projects and we expect to place into service approximately $4.5 billion in projects in 2014 and 2015. We continue growing our gathering and processing operations to meet producer needs in the Northeast while following through on a roster of Transco expansions to serve growing markets along the Eastern Seaboard. In the Gulf of Mexico, we’re on schedule to bring into service significant deepwater infrastructure that is well supported by anchor customers and positioned for further upside as the deepwater Gulf of Mexico accelerates.

“We continue to see tremendous appetite for additional firm transportation capacity from a range of industry participants, as evidenced by our fully-contracted Atlantic Sunrise project, and we’ve identified abundant opportunities to help connect the very best supply basins with the fastest growing markets by building out large-scale, market-integrated infrastructure,” Armstrong said.

Business Segment Performance

Beginning with its first-quarter 2013 results, Williams Partners’ operations are reported through four business segments. Prior-period results have been recast to reflect the partnership’s updated segment reporting structure.

	Full Year				4Q
	Segment Profit		Segment Profit +		Segment Profit		Segment Profit +
	(Loss) *		DD&A *		(Loss) *		DD&A *
Amounts in millions	2013	2012	2013	2012	2013	2012	2013	2012

Northeast G&P	($24)	($37)	$108	$39	($26)	($17)	$12	$14
Atlantic-Gulf	614	574	977	955	166	158	257	258
West	741	980	977	1,214	186	207	245	268
NGL & Petchem Services	275	295	302	318	16	93	21	100

Total	$1,606	$1,812	$2,364	$2,526	$342	$441	$535	$640

Adjustments	121	37	121	37	143	8	143	8

Total	$1,727	$1,849	$2,485	$2,563	$485	$449	$678	$648

*	Schedules reconciling segment profit to adjusted segment profit and adjusted segment profit + DD&A are attached to this news release.

Williams Partners	2012				2013
Key Operational Metrics	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	4Q Change
									Year-over-year	Sequential
Fee-based Revenues (millions)	$651	$647	$659	$694	$684	$704	$720	$752	8%	4%

NGL Margins (millions)	$242	$189	$167	$154	$121	$105	$118	$111	-28%	-6%
Ethane Equity sales (million gallons)	176	166	163	141	23	37	52	12	-91%	-77%
Per-Unit Ethane NGL Margins ($/gallon)	$0.36	$0.22	$0.12	$0.04	$0.03	$0.02	($0.01)	$0.04	0%	N/A
Non-Ethane Equity sales (million gallons)	132	129	138	138	123	128	128	109	-21%	-15%
Per-Unit Non-Ethane NGL Margins ($/gallon)	$1.36	$1.17	$1.07	$1.08	$0.97	$0.83	$0.92	$1.01	-6%	10%

Olefin Margins (millions)	$74	$70	$77	$77	$118	$88	N/A	N/A	N/A	N/A
Geismar ethylene sales volumes (millions of lbs.)	284	250	263	261	246	211	N/A	N/A	N/A	N/A
Geismar ethylene margin ($/pound)	$0.18	$0.20	$0.22	$0.23	$0.37	$0.33	N/A	N/A	N/A	N/A

Northeast G&P

Northeast G&P includes the partnership’s midstream gathering and processing business in the Marcellus and Utica shale regions, including Susquehanna Supply Hub and Ohio Valley Midstream, as well as its 51-percent equity investment in Laurel Mountain Midstream, and its 47.5-percent equity investment in Caiman Energy II. Caiman Energy II owns a 50 percent interest in Blue Racer Midstream. This segment is in the early stages of developing large-scale energy infrastructure solutions for the Marcellus and Utica shale regions.

Northeast G&P reported segment loss of $24 million for 2013, compared with segment loss of $37 million for 2012. For fourth-quarter 2013, Northeast G&P reported segment loss of $26 million, compared with segment loss of $17 million for fourth-quarter 2012.

For the year, the improved results are primarily due to an increase in fee revenues driven by significantly higher volumes in the Susquehanna Supply Hub and Ohio Valley Midstream businesses and improved Laurel Mountain Midstream equity earnings. For both the year and the fourth quarter, results reflect higher operating costs including depreciation associated with this rapidly growing segment as well as certain settlement resolutions.

Atlantic-Gulf

Atlantic-Gulf includes the Transco interstate gas pipeline and a 41-percent interest in the Constitution interstate gas pipeline development project, which we consolidate. The segment also includes the partnership’s significant natural gas gathering and processing and crude production handling and transportation in the Gulf Coast region. These operations include a 51-percent interest in the Gulfstar project, a 50-percent interest in Gulfstream and a 60-percent interest in Discovery.

Atlantic-Gulf reported segment profit of $614 million for 2013, compared with $574 million for 2012. For fourth-quarter 2013, Atlantic-Gulf reported segment profit of $166 million, compared with segment profit of $158 million for fourth-quarter 2012.

Segment profit for the quarter and the year of 2013 increased primarily due to higher transportation fee revenues associated with expansion projects and new transportation rates effective in 2013 for Transco, as well as lower operating expenses, partially offset by lower NGL margins and reduced equity earnings from Discovery.

West

West includes the partnership’s gathering, processing and treating operations in Wyoming, the Piceance Basin and the Four Corners area, as well as the Northwest Pipeline interstate gas pipeline system.

West reported segment profit of $741 million for 2013, compared with $980 million for 2012. For fourth-quarter 2013, West reported segment profit of $186 million, compared with segment profit of $207 million for fourth-quarter 2012.

Lower segment profit for the year was due to 42 percent lower NGL margins, including the effects of periods of system-wide ethane rejection and lower per-unit margins. Lower segment profit for the fourth quarter was mostly due to lower volumes as a result reduced ethane recoveries and a customer contract that expired. Decreases for the year in gathering and processing fee revenues were due to severe winter weather causing production freeze-offs in the first quarter as well as declines in production in the Piceance basin and Four Corners areas. Increased natural gas transportation revenues associated with Northwest Pipeline’s new rates partially offset these declines.

NGL & Petchem Services

NGL & Petchem Services includes the partnership’s energy commodities marketing business, an NGL fractionator and storage facilities near Conway, Kan., a 50-percent interest in Overland Pass Pipeline, and an 83.3 percent interest in an olefins production facility in Geismar, La., along with a refinery grade propylene splitter and pipelines in the Gulf Coast region.

NGL & Petchem Services reported segment profit of $275 million for 2013, compared with $295 million for 2012. For fourth-quarter 2013, NGL & Petchem reported segment profit of $16 million, compared with segment profit of $93 million for fourth-quarter 2012.

Segment profit for the year declined $20 million primarily due to $92 million lower olefin margins resulting from the extended outage of the Geismar plant partially offset by $50 million of insurance recoveries related to the Geismar incident and improved marketing margins. Fourth quarter results were significantly impacted by the extended outage of the Geismar plant.

Recent Operational Achievements for Business Segments

Williams Partners

Northeast G&P

•

Steadily increased the Northeast gathered volumes in 2013 reaching a new monthly average record of 2 billion cubic feet per day in the Utica-Marcellus. Average daily gathered volumes increased 63 percent in fourth quarter 2013 versus fourth quarter 2012. The Susquehanna Supply Hub grew volumes by 70 percent, Ohio Valley Midstream grew volumes by 40 percent and Laurel Mountain grew volumes by 55 percent during the year.

•	On track to expand fractionation capacity and install de-ethanizer and stabilizer in the first half of 2014 at Ohio Valley Midstream to keep pace with producer demand.

Atlantic-Gulf

•

Timely expansions to the Transco pipeline system drove record-breaking volume deliveries in areas stretching from Mississippi to New York City. Transco set a three-day delivery record Jan.6-8, 2014 when it delivered an average of 11.12 million dekatherms per day.

•	Successfully contracted Atlantic Sunrise, a major new Transco expansion that would provide firm transportation service from various supply points along Transco’s Leidy Line in Pennsylvania to demand centers in the southeast United States. A portion of the project will be jointly owned by Williams Partners and a third party. Williams Partners’ estimated $2.1 billion investment in the project is subject to final Board approval. Williams Partners expects to bring Atlantic Sunrise into service in the second half of 2017, assuming all regulatory approvals are received in a timely manner. Additional details are expected to be disclosed later this week.

•

Placed into service on November 1 the remaining capacity of its Northeast Supply Link, after bringing half the capacity into service three months ahead of schedule in response to customer demands. The $390 million project expands Transco’s existing system into the New York market by 250,000 dekatherms per day.

•

Received FERC approval and began preliminary construction work on the $300 million Virginia Southside Expansion, which is designed to provide 270,000 dekatherms per day of incremental, year-round firm natural gas transportation capacity to North Carolina and a new, gas-fired, power-generation plant in Virginia in the second half of 2015.

•

In the Gulf of Mexico, installation of the 215-mile Keathley Canyon Connector 20-inch deepwater pipeline is more than 80 percent complete. The $460 million project, which includes a new shelf platform and an onshore methanol extraction plant, is due to be completed and ready to receive production within the fourth quarter of 2014.

•

In the deepwater Gulf of Mexico, positioned the floating spar and prepared for installation of the platform of Gulfstar One, the first-of-its-kind floating production spar on schedule to start serving our deepwater customers in the third quarter of 2014. The turn-key product, which is part of Williams’ new offshore field development program, combines production handling services with export pipeline, oil and gas gathering and processing services.

•	Received FERC’s draft environmental impact statement in February 2014 regarding the Constitution Pipeline project.

West

•

Placed into service Northwest Pipeline’s South Seattle Lateral expansion on November 1. The $20 million project provides Puget Sound Energy with an additional 64,000 dekatherms per day of delivery capacity.

•	The Willow Creek processing plant in the Piceance Basin achieved a new quarterly average daily inlet volume throughput record of 467 million cubic feet per day in the fourth quarter.

NGL & Petchem Services

•

Continuing to rebuild, turnaround and expand the Geismar Olefins plant, which is now expected to be completed and restarted in June 2014. The expansion will increase the ethylene production capacity by 600 million pounds per year to a total capacity of 1.95 billion pounds per year.

•	Completed a truck rack expansion project at the NGL fractionator and storage facilities near Conway, Kan. The additional loading bay is helping meet increased demand for propane this heating season.

Guidance

Williams Partners’ profitability and cash flow guidance ranges are unchanged from guidance issued on October 30, 2013.

Williams Partners is reaffirming its guidance for cash distribution per limited partner unit growth of 6 percent in each of 2014 and 2015. Williams Partners continues to expect DCF for the 2013 versus 2015 guidance period to increase within a range of $800 million to $1.2 billion. Several key drivers and assumptions are embedded in this estimate. The largest risks to achieving this growth in 2014 are:

a.	Natural gas and natural gas liquids prices that drive assumed NGL margins and drilling activities, as well as olefins prices and margins.

b.	Recovery of business interruption insurance proceeds offsetting the majority of the Geismar plant outage in 2014, which assumes a June startup.

c.	The timely project completion and producer startup of the Gulfstar One project and Discovery’s Keathley Canyon System.

d.	The delivery of new facilities in the Marcellus producing region along with expected volume growth.

e.	The in-service date for Transco’s Rockaway Lateral.

Williams Partners’ Geismar plant is expected to be out of service until June 2014. The expected delay in returning the plant to service resulted from a variety of factors including the extended loss of utilities (primarily steam and electrical systems) severely damaged in the incident; lower than expected productivity due to congestion and complexity from temporary utility equipment impacting both the rebuild and expansion efforts;

and restrictions in work-area access due to extensive clean-up procedures. Concurrently, the company is implementing additional systems and processes while conducting the necessary training to support the safe start-up and continued reliable operation of the facility.

Williams Partners has $500 million of combined business interruption and property damage insurance related to this event (subject to deductibles and other limitations) that is expected to significantly mitigate the financial loss. Based on current commodity pricing assumptions and property damage estimates, the partnership currently estimates approximately $430 million of cash recoveries from insurers related to business interruption losses and approximately $70 million related to property damage. The partnership’s current estimate of uninsured business interruption loss, property damage loss and other losses totals $83 million, of which $73 million occurred in 2013 and $10 million is expected in 2014. A $50 million payment from insurers was received during the 3rd quarter of 2013. In February, the insurers agreed to pay a second installment of $125 million with funds expected to be received in the first quarter.

The assumed expanded plant restart date and repair cost estimate are subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. The assumed property damage and business interruption insurance proceeds are also subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions.

Capital expenditures included in guidance for 2014 and 2015 have been increased by approximately $880 million. The increase includes approximately $550 million related to new projects. This includes approximately $400 million in the Atlantic-Gulf segment for the initial spending on three new projects: Atlantic Sunrise, Dalton Expansion and Gunflint. In the NGL & Petchem Services segment, capital expenditure increases include approximately $150 million in new projects related to the Canadian assets to be acquired as well as a $175 million increase in the estimated cost of the Geismar projects. Capital expenditures guidance changes also include timing shifts between years and other various adjustments.

The Canadian asset dropdown is expected to close at the end of February 2014. The expected dropdown requires approval by the Williams Partners Conflicts Committee and its Board of Directors as well as the Williams Board of Directors.

The partnership’s guidance for its earnings, distributable cash flow and capital expenditures are displayed in the following table:

Williams Partners Guidance	2014			2015
Amounts are in millions except coverage ratio.	Low	Mid	High	Low	Mid	High
DCF attributable to partnership ops. (1) (3)	$2,220	$2,350	$2,480	$2,605	$2,785	$2,965

Total Cash Distribution (2)	$2,351	$2,419	$2,487	$2,632	$2,714	$2,796

Cash Distribution Coverage Ratio (1) (3)	.94x	.97x	1.0x	.99x	1.03x	1.06x

Adjusted Segment Profit (1) (3):	$2,165	$2,345	$2,525	$2,610	$2,830	$3,050

Adjusted Segment Profit + DD&A (1) (3):	$3,060	$3,265	$3,470	$3,620	$3,865	$4,110

Capital Expenditures (3):
Maintenance	$305	$340	$375	$295	$325	$355
Growth	3,025	3,275	3,525	1,675	1,850	2,025

Total Capital Expenditures	$3,330	$3,615	$3,900	$1,970	$2,175	$2,380

(1)	Distributable Cash Flow, Cash Distribution Coverage Ratio, Adjusted Segment Profit and Adjusted Segment Profit + DD&A are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(2)	The cash distributions in guidance are on an accrual basis and reflect an approximate annual growth rate in limited partner distributions of 6% for each of 2014 and 2015.
(3)	Guidance assumes the planned dropdown to Williams Partners of Williams’ currently in-service Canadian assets is completed as expected by the end of February 2014. The planned dropdown is subject to successful negotiation of a transaction between Williams and Williams Partners. Guidance assumes Williams Partners acquires the Canadian assets by issuing Williams a class of units that do not pay cash distributions during the guidance period. However, capital expenditure guidance does not include the planned acquisition of Williams’ Canadian assets as the acquisition price will be determined by the negotiation between Williams and Williams Partners.

Year-End Materials to be Posted Shortly, Q&A Webcast Scheduled for Tomorrow

Williams Partners’ year-end 2013 financial results will be posted shortly at www.williamslp.com. The information will include the data book and analyst package.

Williams and Williams Partners L.P. will host a joint Q&A live webcast on Thursday, Feb. 20, at 9:30 a.m. EST. A limited number of phone lines will be available at (888) 329-8905. International callers should dial (719) 325-2301. A link to the live year-end webcast, as well as replays of the webcast in both streaming and downloadable podcast formats, will be available for two weeks following the event at www.williams.com and www.williamslp.com.

Form 10-K

The partnership plans to file its 2013 Form 10-K with the Securities and Exchange Commission next week. Once filed, the document will be available on both the SEC and Williams Partners websites.

Definitions of Non-GAAP Financial Measures

This press release includes certain financial measures – distributable cash flow, cash distribution coverage ratio, adjusted segment profit and adjusted segment profit + DD&A – that are non-GAAP financial measures as defined under the rules of the SEC.

For Williams Partners L.P., adjusted segment profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Adjusted segment profit + DD&A is further adjusted to add back depreciation and amortization expense. Management believes these measures provide investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

For Williams Partners L.P. we define distributable cash flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from our equity investments, income attributable to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other items.

For Williams Partners L.P. we also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither adjusted segment profit, adjusted segment profit + DD&A nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 64 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com, where the partnership routinely posts important information.

Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities

Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the private Securities Litigation Reform Act of 1995.

You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	The levels of cash distributions to unitholders;

•	Natural gas, natural gas liquids, and olefins prices, supply and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Whether we have sufficient cash from operations to enable us to pay current and expected levels of cash distributions, if any, following establishment of cash reserves and payment of fees and expenses, including payments to our general partner;

•	Availability of supplies, market demand and volatility of prices;

•	Inflation, interest rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•	Ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses, as well as successfully expand our facilities;

•	Development of alternative energy sources;

•	The impact of operational and development hazards and unforeseen interruptions;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation and rate proceedings;

•	Our allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risks of our customers and counterparties;

•	Risks related financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business.

Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on February 27, 2013, and each of our quarterly reports on Form 10-Q available from our offices or from our website at www.williamslp.com.

# # #

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

December 31, 2013

Reconciliation of Non-GAAP Measures

(UNAUDITED)

This press release includes certain financial measures, adjusted segment profit, adjusted segment profit + DD&A, distributable cash flow, and cash distribution coverage ratio that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.

For Williams Partners L.P., adjusted segment profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Adjusted segment profit + DD&A is further adjusted to add back depreciation and amortization expense. Management believes these measures provide investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

For Williams Partners L.P., we define distributable cash flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from equity investments, income attributable to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other adjustments. Total distributable cash flow is reduced by any amounts associated with operations which occurred prior to our ownership of the underlying assets to arrive at distributable cash flow attributable to partnership operations.

For Williams Partners L.P., we also calculate the ratio of distributable cash flow attributable to partnership operations to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither adjusted segment profit, adjusted segment profit + DD&A, nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

	2012					2013
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable cash flow” to GAAP “Net income”
Net income	$408	$243	$290	$291	$1,232	$321	$257	$280	$212	$1,070
Income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	(3)	(3)
Depreciation and amortization	159	171	185	199	714	190	185	190	193	758
Non-cash amortization of debt issuance costs included in interest expense	4	3	4	3	14	3	4	4	3	14
Equity earnings from investments	(30)	(27)	(30)	(24)	(111)	(18)	(35)	(31)	(20)	(104)
Gain on sale of assets	—	(6)	—	—	(6)	—	—	—	—	—
Acquisition and transition-related costs	—	19	4	3	26	—	—	—	—	—
Allocated reorganization-related costs	—	8	6	11	25	2	—	—	—	2
Impairment of certain assets	—	—	6	—	6	—	—	—	—	—
Loss related to Geismar Incident	—	—	—	—	—	—	6	4	4	14
Geismar Incident adjustment for insurance timing - business interruption	—	—	—	—	—	—	—	(35)	108	73
Geismar Incident adjustment for insurance timing - repair expense	—	—	—	—	—	—	—	—	10	10
Contingency (gain) loss	—	—	—	—	—	—	—	9	16	25
Net reimbursements from Williams under omnibus agreements	6	1	4	5	16	4	4	2	3	13
Maintenance capital expenditures	(62)	(113)	(129)	(103)	(407)	(43)	(75)	(79)	(58)	(255)

Distributable cash flow excluding equity investments	485	299	340	385	1,509	459	346	344	468	1,617
Plus: Equity investments cash distributions to Williams Partners L.P.	52	46	34	40	172	38	41	34	41	154

Distributable cash flow	537	345	374	425	1,681	497	387	378	509	1,771
Less: Pre-partnership Distributable cash flow	62	52	58	20	192	—	—	—	—	—

Distributable cash flow attributable to partnership operations	$475	$293	$316	$405	$1,489	$497	$387	$378	$509	$1,771

Total cash distributed	$362	$373	$394	$442	$1,571	$473	$489	$442	$556	$1,960

Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash distributed	1.31	0.79	0.80	0.92	0.95	1.05	0.79	0.86	0.92	0.90

Net income divided by Total cash distributed	1.13	0.65	0.74	0.66	0.78	0.68	0.53	0.63	0.38	0.55

Reconciliation of GAAP “Segment Profit” to Non-GAAP “Adjusted Segment Profit” and “Adjusted Segment Profit + DD&A”

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Segment profit (loss):
Northeast G&P	$4	$(20)	$(4)	$(17)	$(37)	$(9)	$12	$(1)	$(26)	$(24)
Atlantic-Gulf	165	127	124	158	574	159	152	137	166	614
West	311	239	223	207	980	186	162	207	186	741
NGL & Petchem Services	71	45	86	93	295	120	77	62	16	275

Total segment profit	$551	$391	$429	$441	$1,812	$456	$403	$405	$342	$1,606

Adjustments:
Northeast G&P
Acquisition and transition-related costs	$—	$19	$4	$2	$25	$—	$—	$—	$—	$—
Share of impairments at equity method investee	—	—	—	5	5	—	—	—	7	7
Contingency loss	—	—	—	—	—	—	—	9	16	25

Total Northeast G&P adjustments	—	19	4	7	30	—	—	9	23	32
Atlantic-Gulf
Litigation settlement gain	—	—	—	—	—	(6)	—	—	—	(6)
Gain on sale of certain assets	—	(6)	—	—	(6)	—	—	—	—	—
Net loss (recovery) related to Eminence storage facility leak	1	—	1	—	2	—	(5)	5	(2)	(2)
Impairment of certain assets	—	—	6	—	6	—	—	—	—	—

Total Atlantic-Gulf adjustments	1	(6)	7	—	2	(6)	(5)	5	(2)	(8)
NGL & Petchem Services
Loss related to Geismar furnace fire	—	—	4	1	5	—	—	—	—	—
Loss related to Geismar Incident	—	—	—	—	—	—	6	4	4	14
Geismar Incident adjustment for insurance timing - business interruption	—	—	—	—	—	—	—	(35)	108	73
Geismar Incident adjustment for insurance timing - repair expense	—	—	—	—	—	—	—	—	10	10

Total NGL & Petchem Services adjustments	—	—	4	1	5	—	6	(31)	122	97

Total adjustments included in segment profit	$1	$13	$15	$8	$37	$(6)	$1	$(17)	$143	$121

Adjusted segment profit (loss):
Northeast G&P	$4	$(1)	$—	$(10)	$(7)	$(9)	$12	$8	$(3)	$8
Atlantic-Gulf	166	121	131	158	576	153	147	142	164	606
West	311	239	223	207	980	186	162	207	186	741
NGL & Petchem Services	71	45	90	94	300	120	83	31	138	372

Total adjusted segment profit	$552	$404	$444	$449	$1,849	$450	$404	$388	$485	$1,727

Depreciation and amortization (DD&A):
Northeast G&P	$5	$17	$23	$31	$76	$29	$32	$33	$38	$132
Atlantic-Gulf	92	92	97	100	381	93	87	92	91	363
West	58	57	58	61	234	61	58	58	59	236
NGL & Petchem Services	4	5	7	7	23	7	8	7	5	27

Total depreciation and amortization	$159	$171	$185	$199	$714	$190	$185	$190	$193	$758

Adjusted segment profit (loss) + DD&A:
Northeast G&P	$9	$16	$23	$21	$69	$20	$44	$41	$35	$140
Atlantic-Gulf	258	213	228	258	957	246	234	234	255	969
West	369	296	281	268	1,214	247	220	265	245	977
NGL & Petchem Services	75	50	97	101	323	127	91	38	143	399

Total adjusted segment profit + DD&A	$711	$575	$629	$648	$2,563	$640	$589	$578	$678	$2,485

Consolidated Statement of Income

(UNAUDITED)

	2012					2013
(Dollars in millions, except per-unit amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Service revenues	$673	$664	$668	$704	$2,709	$701	$715	$731	$763	$2,910
Product sales	1,295	1,153	1,049	1,114	4,611	1,055	1,012	855	853	3,775

Total revenues	1,968	1,817	1,717	1,818	7,320	1,756	1,727	1,586	1,616	6,685
Costs and expenses:
Product costs	974	907	781	864	3,526	798	810	718	722	3,048
Operating and maintenance expenses	220	264	252	251	987	246	279	245	259	1,029
Depreciation and amortization expenses	159	171	185	199	714	190	185	190	193	758
Selling, general, and administrative expenses	126	148	134	145	553	123	125	122	123	493
Other (income) expense - net	6	12	10	(5)	23	3	4	(26)	34	15

Total costs and expenses	1,485	1,502	1,362	1,454	5,803	1,360	1,403	1,249	1,331	5,343

Equity earnings (losses)	30	27	30	24	111	18	35	31	20	104
General corporate expenses	38	49	44	53	184	42	44	37	37	160

Total segment profit	551	391	429	441	1,812	456	403	405	342	1,606

Reclass equity earnings (losses)	(30)	(27)	(30)	(24)	(111)	(18)	(35)	(31)	(20)	(104)
Reclass general corporate expenses	(38)	(49)	(44)	(53)	(184)	(42)	(44)	(37)	(37)	(160)

Operating income	483	315	355	364	1,517	396	324	337	285	1,342

Equity earnings (losses)	30	27	30	24	111	18	35	31	20	104
Interest incurred	(110)	(110)	(109)	(112)	(441)	(113)	(113)	(111)	(119)	(456)
Interest capitalized	3	5	8	20	36	17	16	17	19	69
Other income (expense) - net	2	6	6	(5)	9	3	(5)	6	7	11

Net income	408	243	290	291	1,232	321	257	280	212	1,070
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	1	1	1	3

Net income attributable to controlling interests	$408	$243	$290	$291	$1,232	$321	$256	$279	$211	$1,067

Allocation of net income for calculation of earnings per common unit:
Net income attributable to controlling interests	$408	$243	$290	$291	$1,232	$321	$256	$279	$211	$1,067
Allocation of net income to general partner	154	146	157	130	587	119	126	55	156	456

Allocation of net income to common units	$254	$97	$133	$161	$645	$202	$130	$224	$55	$611

Net income per common unit	$0.85	$0.29	$0.38	$0.42	$1.89	$0.50	$0.31	$0.52	$0.12	$1.45
Weighted-average number of common units outstanding (thousands)	299,269	335,920	350,519	381,689	341,981	401,969	413,901	428,682	438,626	420,916
Cash distributions per common unit	$0.7775	$0.7925	$0.8075	$0.8275	$3.2050	$0.8475	$0.8625	$0.8775	$0.8925	$3.480

Note:	The sum of net income per common unit for the quarters may not equal the total income per common unit for the year due to changes in the weighted-average number of common units outstanding.

Northeast G&P

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Fee revenues:
Gathering & processing	$23	$35	$44	$57	$159	$59	$69	$84	$90	$302
Production handling and transportation	—	—	1	1	2	1	3	2	4	10
Other fee revenues	1	2	2	2	7	3	6	8	6	23
Commodity-based revenues:
NGL sales from gas processing	—	—	—	2	2	1	—	3	2	6
Marketing sales	—	—	—	—	—	19	34	45	62	160
Other sales	—	—	—	—	—	—	1	(1)	—	—

	24	37	47	62	170	83	113	141	164	501
Intrasegment eliminations	—	—	—	—	—	—	—	(1)	1	—

Total revenues	24	37	47	62	170	83	113	140	165	501

Segment costs and expenses:
NGL cost of goods sold	—	—	—	—	—	—	—	(1)	—	(1)
Marketing cost of goods sold	—	—	—	4	4	20	33	46	62	161
Depreciation and amortization	5	17	23	31	76	29	32	33	38	132
Other segment costs and expenses	12	34	25	33	104	40	43	66	77	226
Intrasegment eliminations	—	—	—	—	—	—	—	(1)	1	—

Total segment costs and expenses	17	51	48	68	184	89	108	143	178	518
Equity earnings (losses)	(3)	(6)	(3)	(11)	(23)	(3)	7	2	(13)	(7)

Reported segment profit (loss)	4	(20)	(4)	(17)	(37)	(9)	12	(1)	(26)	(24)
Adjustments	—	19	4	7	30	—	—	9	23	32

Adjusted segment profit (loss)	$4	$(1)	$—	$(10)	$(7)	$(9)	$12	$8	$(3)	$8

Operating statistics

Gathering and Processing*
Gathering volumes (Tbtu)	59	81	92	108	340	127	142	157	180	606
Plant inlet natural gas volumes (Tbtu)	—	11	19	25	55	18	25	28	34	105
Non-ethane equity sales (million gallons)	—	—	—	2	2	1	1	3	2	7

NGL equity sales (million gallons)	—	—	—	2	2	1	1	3	2	7
Ethane production (million gallons)	—	—	—	1	1	—	1	1	1	3
Non-ethane production (million gallons)	—	15	24	32	71	21	32	39	44	136

NGL production (million gallons)	—	15	24	33	72	21	33	40	45	139
Laurel Mountain Midstream LLC (equity investment) - 100%
Gathering volumes (Tbtu)	15	16	22	27	80	27	29	32	36	124

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Atlantic-Gulf

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Fee-based revenues:
Gathering & processing	$20	$20	$19	$22	$81	$19	$19	$15	$17	$70
Production handling and transportation	276	268	267	282	1,093	283	282	282	302	1,149
Other fee revenues	31	28	29	29	117	29	29	30	30	118
Commodity-based revenues:
NGL sales from gas processing	40	32	36	34	142	28	26	22	27	103
Marketing sales	239	244	185	194	862	176	186	167	175	704
Other sales	(1)	2	(1)	—	—	1	—	—	2	3
Tracked revenues:	38	32	40	49	159	52	59	46	43	200

	643	626	575	610	2,454	588	601	562	596	2,347
Intrasegment eliminations	1	(3)	3	—	1	1	1	1	(1)	2

Total revenues	644	623	578	610	2,455	589	602	563	595	2,349

Segment costs and expenses:
NGL cost of goods sold	6	6	9	8	29	6	7	5	6	24
Marketing cost of goods sold	239	244	185	194	862	176	186	167	175	704
Depreciation and amortization expenses	92	92	97	100	381	93	87	92	91	363
Other segment costs and expenses	127	145	144	125	541	118	130	132	134	514
Tracked costs	38	32	40	49	159	52	59	46	43	200
Intrasegment eliminations	1	(3)	3	—	1	1	1	1	(1)	2

Total segment costs and expenses	503	516	478	476	1,973	446	470	443	448	1,807

Equity earnings (losses)	24	20	24	24	92	16	20	17	19	72

Reported segment profit	165	127	124	158	574	159	152	137	166	614
Adjustments	1	(6)	7	—	2	(6)	(5)	5	(2)	(8)

Adjusted segment profit	$166	$121	$131	$158	$576	$153	$147	$142	$164	$606

Operating statistics

Gathering and Processing*
Gathering volumes (Tbtu)	41	39	40	43	163	39	36	31	31	137
Plant inlet natural gas volumes (Tbtu)	79	71	76	83	309	76	78	55	61	270

Ethane equity sales (million gallons)	18	14	18	14	64	8	6	7	7	28
Non-ethane equity sales (million gallons)	18	19	21	22	80	20	20	16	18	74

NGL equity sales (million gallons)	36	33	39	36	144	28	26	23	25	102

Ethane margin ($/gallon)	$0.33	$0.21	$0.22	$0.07	$0.22	$0.16	$0.21	$0.11	$0.08	$0.14
Non-ethane margin ($/gallon)	$1.50	$1.26	$1.10	$1.09	$1.23	$1.03	$0.89	$1.03	$1.09	$1.01
NGL margin ($/gallon)	$0.94	$0.79	$0.69	$0.72	$0.78	$0.79	$0.73	$0.75	$0.81	$0.77

Ethane production (million gallons)	85	65	77	83	310	61	61	42	47	211
Non-ethane production (million gallons)	77	73	84	96	330	85	91	68	73	317

NGL production (million gallons)	162	138	161	179	640	146	152	110	120	528

Discovery Producer Services LLC (equity investment) - 100%
NGL equity sales (million gallons)	20	16	17	19	72	19	18	6	6	49
NGL production (million gallons)	71	62	58	69	260	63	64	45	46	218
Transcontinental Gas Pipe Line
Throughput (Tbtu)	735.6	639.4	672.8	726.6	2,774.4	845.6	713.1	756.8	837.5	3,153.0
Avg. daily transportation volumes (Tbtu)	8.1	7.0	7.3	7.9	7.6	9.4	7.8	8.2	9.1	8.6
Avg. daily firm reserved capacity (Tbtu)	8.8	8.7	8.8	9.1	8.8	9.3	8.9	8.8	9.3	9.1

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

West

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Fee-based revenues:
Gathering & processing	$154	$152	$151	$148	$605	$134	$141	$143	$144	$562
Production handling and transportation	109	103	106	110	428	116	110	114	118	458
Other fee revenues	9	9	9	10	37	9	9	8	7	33
Commodity-based revenues:
NGL sales from gas processing	273	210	196	192	871	142	137	151	128	558
Marketing sales	68	53	47	59	227	46	46	55	34	181
Other sales	10	9	7	7	33	10	7	8	8	33
Tracked revenues	—	1	—	—	1	—	1	—	1	2

	623	537	516	526	2,202	457	451	479	440	1,827
Intrasegment eliminations	—	(1)	—	—	(1)	—	—	(1)	—	(1)

Total revenues	623	536	516	526	2,201	457	451	478	440	1,826

Segment costs and expenses:
NGL cost of goods sold	65	47	56	66	234	44	51	54	40	189
Marketing cost of goods sold	68	53	48	58	227	46	46	55	33	180
Other cost of goods sold	3	2	3	3	11	4	2	2	3	11
Depreciation and amortization expenses	58	57	58	61	234	61	58	58	59	236
Other segment costs and expenses	118	138	128	131	515	116	131	103	118	468
Tracked costs	—	1	—	—	1	—	1	—	1	2
Intrasegment eliminations	—	(1)	—	—	(1)	—	—	(1)	—	(1)

Total segment costs and expenses	312	297	293	319	1,221	271	289	271	254	1,085

Reported segment profit	311	239	223	207	980	186	162	207	186	741
Adjustments	—	—	—	—	—	—	—	—	—	—

Adjusted segment profit	$311	$239	$223	$207	$980	$186	$162	$207	$186	$741

Operating statistics
Gathering and Processing
Gathering volumes (Tbtu)	283	279	281	268	1,111	240	250	254	244	988
Plant inlet natural gas volumes (Tbtu)	326	320	321	314	1,281	295	305	310	264	1,174
Ethane equity sales (million gallons)	158	152	145	127	582	15	31	45	5	96
Non-ethane equity sales (million gallons)	114	110	117	115	456	102	106	110	89	407

NGL equity sales (million gallons)	272	262	262	242	1,038	117	137	155	94	503
Ethane margin ($/gallon)	$0.36	$0.22	$0.10	$0.04	$0.19	$(0.03)	$(0.01)	$(0.02)	$0.00	$(0.02)
Non-ethane margin ($/gallon)	$1.34	$1.15	$1.06	$1.07	$1.16	$0.96	$0.81	$0.89	$0.99	$0.91
NGL margin ($/gallon)	$0.76	$0.62	$0.53	$0.52	$0.61	$0.84	$0.62	$0.63	$0.94	$0.73

Ethane production (million gallons)	353	336	325	278	1,292	98	124	139	89	450
Non-ethane production (million gallons)	288	286	293	295	1,162	262	281	294	246	1,083

NGL production (million gallons)	641	622	618	573	2,454	360	405	433	335	1,533
Northwest Pipeline LLC
Throughput (Tbtu)	191.4	140.1	145.8	180.9	658.2	201.0	136.9	168.6	210.4	716.9
Avg. daily transportation volumes (Tbtu)	2.1	1.5	1.6	2.0	1.8	2.2	1.5	1.8	2.3	2.0
Avg. daily firm reserved capacity (Tbtu)	2.9	2.9	2.9	2.9	2.9	3.0	3.0	3.0	3.0	3.0

NGL & Petchem Services

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Fee-based revenues:
Production handling and transportation	$4	$5	$5	$5	$19	$5	$5	$5	$4	$19
Other fee-based revenues	24	25	26	28	103	26	31	29	30	116
Commodity-based revenues:
Olefin sales	235	198	151	189	773	227	188	37	9	461
Marketing sales	946	839	841	818	3,444	685	673	645	644	2,647
Other sales	10	2	(1)	6	17	4	4	6	6	20

	1,219	1,069	1,022	1,046	4,356	947	901	722	693	3,263
Intrasegment eliminations	(34)	(35)	(27)	(39)	(135)	(39)	(44)	(30)	(33)	(146)

Total revenues	1,185	1,034	995	1,007	4,221	908	857	692	660	3,117

Segment costs and expenses:
Olefins cost of goods sold	161	128	74	112	475	109	100	36	10	255
Marketing cost of goods sold	953	863	828	811	3,455	679	679	635	633	2,626
Other cost of goods sold	10	2	2	5	19	6	3	6	4	19
Depreciation and amortization expenses	4	5	7	7	23	7	8	7	5	27
Other segment costs and expenses	29	39	34	29	131	31	42	(12)	39	100
Intrasegment eliminations	(34)	(35)	(27)	(39)	(135)	(39)	(44)	(30)	(33)	(146)

Total segment costs and expenses	1,123	1,002	918	925	3,968	793	788	642	658	2,881

Equity earnings (losses)	9	13	9	11	42	5	8	12	14	39

Reported segment profit	71	45	86	93	295	120	77	62	16	275
Adjustments	—	—	4	1	5	—	6	(31)	122	97

Adjusted segment profit	$71	$45	$90	$94	$300	$120	$83	$31	$138	$372

Operating statistics

Petrochemical Services
Geismar ethylene sales volumes (million lbs)	284	250	263	261	1,058	246	211	10	—	467
Geismar ethylene margin ($/lb)	$0.18	$0.20	$0.22	$0.23	$0.21	$0.37	$0.33	$0.05	$—	$0.34

Overland Pass Pipeline Company LLC (equity investment) - 100%
NGL Transportation volumes (Mbbls)	13,968	12,843	12,527	11,904	51,242	7,402	11,151	13,174	11,463	43,190

Capital Expenditures and Investments

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Capital expenditures:
Northeast G&P	$48	$170	$196	$243	$657	$307	$298	$338	$407	$1,350
Atlantic-Gulf	148	173	247	270	838	174	276	290	247	987
West	41	121	90	103	355	63	58	55	35	211
NGL & Petchem Services	21	54	128	42	245	62	77	115	123	377
Other	2	6	4	5	17	2	1	1	4	8

Total*	$260	$524	$665	$663	$2,112	$608	$710	$799	$816	$2,933

Purchase of businesses:
Northeast G&P	$(7)	$—	$—	$—	$(7)	$—	$—	$—	$—	$—
NGL & Petchem Services**	—	—	—	25	25	(25)	—	—	—	(25)
Other	332	1,724	—	—	2,056	—	—	—	—	—

Total	$325	$1,724	$—	$25	$2,074	$(25)	$—	$—	$—	$(25)

Purchase of investments:
Northeast G&P	$36	$85	$44	$78	$243	$72	$37	$123	$1	$233
Atlantic-Gulf	4	47	33	91	175	15	50	35	93	193
NGL & Petchem Services	8	4	21	20	53	6	2	4	1	13

Total	$48	$136	$98	$189	$471	$93	$89	$162	$95	$439

Summary:
Northeast G&P	$77	$255	$240	$321	$893	$379	$335	$461	$408	$1,583
Atlantic-Gulf	152	220	280	361	1,013	189	326	325	340	1,180
West	41	121	90	103	355	63	58	55	35	211
NGL & Petchem Services	29	58	149	87	323	43	79	119	124	365
Other	334	1,730	4	5	2,073	2	1	1	4	8

Total	$633	$2,384	$763	$877	$4,657	$676	$799	$961	$911	$3,347

Capital expenditures incurred and purchase of investments:
Increases to property, plant, and equipment	$289	$565	$713	$739	$2,306	$617	$717	$868	$780	$2,982
Purchase of businesses	325	1,724	—	25	2,074	(25)	—	—	—	(25)
Purchase of investments	48	136	98	189	471	93	89	162	95	439

Total	$662	$2,425	$811	$953	$4,851	$685	$806	$1,030	$875	$3,396

*Increases to property, plant, and equipment	$289	$565	$713	$739	$2,306	$617	$717	$868	$780	$2,982
Changes in related accounts payable and accrued liabilities	(29)	(41)	(48)	(76)	(194)	(9)	(7)	(69)	36	(49)

Capital expenditures	$260	$524	$665	$663	$2,112	$608	$710	$799	$816	$2,933

**	The fourth quarter of 2012 relates to the acquisition of the olefins business from a subsidiary of Williams and the first quarter of 2013 relates to a working capital adjustment associated with the acquisition.

Williams Partners L.P.

	2014 Guidance	2015 Guidance
(Dollars in millions, except coverage ratios)	Midpoint	Midpoint
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$1,906	$2,085
Depreciation and amortization	920	1,035
Maintenance capital expenditures	(340)	(325)
Attributable to noncontrolling interests	(45)	(105)
Geismar Incident adjustments	(127)	—
Other / Rounding	36	95

Distributable cash flow	$2,350	$2,785

Total cash to be distributed	$2,419	$2,714

Coverage ratios:
Distributable cash flow divided by Total cash to be distributed	0.97	1.03

Net income divided by Total cash to be distributed	0.79	0.77

Reconciliation of Non-GAAP “Adjusted Segment Profit” and “Adjusted Segment Profit + DD&A” to GAAP “Segment Profit”

Segment profit:
Northeast G&P	$195	$355
Atlantic-Gulf	630	965
West	620	595
NGL & Petchem Services	1,027	915

Total segment profit	$2,472	$2,830

Adjustments:
Northeast G&P	$—	$—
Atlantic-Gulf	—	—
West	—	—
NGL & Petchem Services - Geismar Incident adjustment for insurance timing - business interruption	(104)	—
NGL & Petchem Services - Geismar Incident adjustment for insurance timing - repair expense	22	—
NGL & Petchem Services - Geismar involuntary conversion gain	(45)	—

Total adjustments	(127)	$—

Adjusted segment profit:
Northeast G&P	$195	$355
Atlantic-Gulf	630	965
West	620	595
NGL & Petchem Services	900	915

Total Adjusted segment profit	$2,345	$2,830

Depreciation and amortization (DD&A):
Northeast G&P	$170	$210
Atlantic-Gulf	430	495
West	235	235
NGL & Petchem Services	85	95

Total depreciation and amortization	$920	$1,035

Adjusted segment profit + DD&A:
Northeast G&P	$365	$565
Atlantic-Gulf	1,060	1,460
West	855	830
NGL & Petchem Services	985	1,010

Total adjusted segment profit + DD&A	$3,265	$3,865